UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                          FORM 5


ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person


   Shearer           Andrew               B.
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   (Last)            (First)            (Middle)

  950 East Paces Ferry Road, Suite 1575
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                     (Street)

   Atlanta              Georgia         30326
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   (City)               (State)         (Zip)


2. Issuer Name and Ticker or Trading Symbol


     Industrial Distribution Group, Inc. (IDG)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   1998

5. If Amendment, Date of Original (Month/Year)

   __________________________________________________________________

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


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7. Individual or Joint/Group Reporting (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

_____________________________________________________________________________________
______________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                            |
_____________________________________________________________________________________
______________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount
of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |
Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned
at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of
Year      |ect(I)|                           |
_____________________________________________________________________________________
______________________________________________|

_____________________________________________________________________________________
______________________________________________|
_____________________________________________________________________________________
______________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
                                            |
_____________________________________________________________________________________
______________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and
Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities
      |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|
      |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |
      |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|
      |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and
Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares
      |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |
      |       |Year        |(I)|            |
_____________________________________________________________________________________
______________________________________________|
Options to Acquire      $19.00   5/06/ A    2,500       A   <F1>  5/06/ Common Stock
2,500   --      --           (D) ---
 Common Stock                      98                              08
_____________________________________________________________________________________
______________________________________________|

Explanation of Responses:

<F1>  Vests in equal 25% installments on each of the
      first four (4) anniversaries of the date of grant.

SIGNATURE OF REPORTING PERSON


/s/ Andrew B. Shearer                            2/08/99
----------------------------------------     --------------------
Andrew B. Shearer
Signature of Reporting Person                    Date